Exhibit 99.1
Contact:
Michelle Friedman
PetSmart, Inc.
623-587-2108
PetSmart Appoints Dr. Angel Cabrera to Board of Directors
PHOENIX—(BUSINESS WIRE)—Dec. 13, 2010—The board of directors of PetSmart, Inc. has unanimously appointed Dr. Angel Cabrera, Ph.D., to the board, effective December 9, 2010. Cabrera will join the current 2008 class of directors, and will be eligible for re-election to the board by the company’s stockholders at the 2011 Annual Meeting of Stockholders.
Carebra is president of the Thunderbird School of Global Management, a position he has held since 2004. Prior to joining Thunderbird, Cabrera was professor and dean at Instituto de Empresa in Madrid, Spain from 1998 to 2004.
Cabrera is a world-renowned global leader and management educator whose work and expertise has been recognized by top international organizations. The World Economic Forum named Cabrera a “Global Leader for Tomorrow” in 2002, and chairman of the Global Agenda Council for promoting entrepreneurship in 2008. In 2007, the United Nations asked him to chair the international taskforce that developed the “Principles for Responsible Management Education,” a voluntary framework to promote global corporate citizenship subscribed to by more than 200 business schools worldwide, including Thunderbird. In 2008, he was named a Crown Fellow by the Aspen Institute.
“Dr. Angel Cabrera brings extensive management leadership skills, international business experience and knowledge, and an exceptional background in developing and implementing strategic growth and management models for both domestic and global business organizations,” said Phil Francis, Executive Chairman of PetSmart. “We welcome Dr. Cabrera to the board and look forward to working with him.”
Cabrera serves on the boards of the Council for the International Exchange of Scholars (Fulbright Scholars program), the Georgia Institute of Technology, ESSEC Business School, the Iberoamerican Academy of Management, and the Greater Phoenix Economic Council. He is a member of the Council on Foreign Relations, the Forum of Young Global Leaders, the Greater Phoenix Leadership and the Future Trends Forum in Madrid.
About PetSmart
PetSmart, Inc. is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company employs approximately 47,000 associates and operates more than 1,172 pet stores in the United States and Canada, 172 in-store PetSmart PetsHotel(R) cat and dog boarding facilities, and is a leading online provider of pet supplies and pet care information (www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers complete pet training, pet grooming, pet boarding, PetSmart(R) Doggie Day Camp(SM) pet day care services and pet adoption services. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization and the largest funder of animal welfare efforts in North America, has provided more than $110 million in grants and programs benefiting animal welfare organizations. Through its in-store pet adoption partnership with PetSmart Charities(R), PetSmart has helped save the lives of more than 4 million pets.

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